Exhibit 99.2

Conference Call Transcript

OCCF - Q4 2006 Optical Cable Earnings Conference Call

Event Date/Time: Jan. 26. 2007 / 10:00AM ET

Operator

Good morning. My name is Tony, and I will be your conference operator today. At this time I would like to welcome everyone to the Optical Cable Corporation conference call. (OPERATOR INSTRUCTIONS).

Thank you. It is now my pleasure to turn the floor over to your host, Andrew Siegel of Joele Frank, Wilkinson Brimmer Katcher. Sir, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you, Tony, and good morning. Thank you all for participating in Optical Cable Corporation’s fourth quarter and fiscal year 2006 conference call. By this time everyone should have obtained a copy of the earnings press release. If you have not, please visit the Company’s website at www.occfiber.com for a copy of the press release.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the Company’s senior management team.

Before we begin, I would like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors included but not limited to those factors set forth in detail in the forward-looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.occfiber.com, as well as today’s call.

Now I would like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew, and good morning, everyone. Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer, and Luke Huybrechts, our Senior Vice President of Operations.

I would like to begin the call today with a few opening remarks. I will then have Tracy review the fourth quarter and full-year results for the three-month and twelve-month periods ended October 31, 2006. And after Tracy’s remarks, I will provide a few closing comments, and then we will answer as many of your questions as we can.

I would like to note that during the Q&A session we will — as we normally do — take questions from analysts and institutional investors. Additionally, we will also answer a number of questions from individual investors that were submitted prior to today’s call.

As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call as we did for today’s call.

The Optical Cable Corporation team delivered strong financial performance for shareholders during the fourth quarter — increasing net sales, gross profit margin and net income. Optical Cable’s increase in net sales and improved gross profit margin in the fourth quarter demonstrate that we are successfully executing our strategic plan and that the investments we’re making to upgrade our infrastructure and capabilities have begun to bear fruit.

Our strong sales during the quarter were driven by a diverse and well-balanced customer base with increases coming from our commercial markets rather than specialty markets. Although we will continue to face challenges ahead, including the anticipated seasonality in our first fiscal quarter, we believe that we have the right strategies in place to drive continued growth and profitability over the long-term.

Further, we remain confident that the successful execution of our strategic plan to date — and the continued successful execution of that plan — position Optical Cable to enhance shareholder value.

During the fourth quarter, our net sales reached $12.6 million and our net income was $0.13 per basic and diluted common share. Both financial measures were greater than in any quarter since the telecommunications industry downturn in 2001. We believe the net income results achieved during the fourth quarter are generally indicative of our ability to leverage the investments we have made to improve our facilities, processes, systems and capabilities with a goal of delivering ever-increasing returns to our shareholders.

During the second half of fiscal 2006, we successfully addressed certain factors contributing to the lower net sales and gross profit margins experienced in the first half of the year. Specifically, we identified and corrected a number of issues impacting our manufacturing lead times and throughput during the first half of fiscal year 2006. These issues arose in connection with our implementation of a number of necessary systems and process changes during the year — including some associated with our enterprise resource planning system (or ERP system). Correcting these issues has also allowed us to improve our customer service and on-time delivery rates in the second half of the year. We believe this positively impacted our financial results in the fourth quarter.

During fiscal year 2006, we experienced strong net sales in our commercial markets (which traditionally have relatively lower gross profit margins) in both the U.S. and outside the U.S. However, net sales in certain targeted specialty markets (which traditionally had relatively higher gross profit margins) remained challenging throughout fiscal 2006 due to what we believe to be fewer available projects and customer budgetary constraints, among other factors.

I would also like to point out that our net sales continue to be impacted by the timing of projects and other market factors — AND sales in certain of our specialty markets tend to be more susceptible to these factors, impacting not only net sales but also gross profit margins on a quarter to quarter basis.

We continued to manage our expenses during fiscal 2006, including SG&A expenses — keeping costs down — while at the same time executing our strategic plan. Tracy will provide you more details in a moment, but we are very pleased that we have been able to control SG&A expenses again this year.

I would like to specifically note for you that — as you would expect and as is appropriate — expenses for incentive-based compensation for employees were significantly reduced during fiscal year 2006 due to the fact that the financial results during the year were less favorable than planned — particularly during the first half of the year.

Also, during the fourth quarter, we closed on new credit facilities with Roanoke-based Valley Bank. As a result, we have increased our usable available credit and lowered our interest rate (and some other associated expenses) when compared to our former credit facility. The new facility provides Optical Cable with sufficient working capital resources, as well as resources necessary to complete our planned capital expenditures and fund other potential strategic initiatives.

I will now turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our fourth quarter and fiscal year 2006 financial results.

Tracy Smith - Optical Cable Corporation - CFO

Thank you, Neil. For our fourth quarter of fiscal year 2006, we reported net income of $751,000, or $0.13 per basic and diluted share, compared to net income of $195,000, or $0.03 per basic and diluted share, for the same period last year. For fiscal year 2006, we reported net income of $351,000, or $0.06 per basic and diluted share, compared to net income of $1.2 million, or $0.20 per basic and diluted share, for fiscal year 2005. The change was primarily due to the decrease in net sales and gross profit margin for fiscal year 2006 compared to 2005, partially offset by decreases in SG&A expenses during fiscal year 2006.

Net sales increased 7.1% to $12.6 million for the fourth quarter of fiscal year 2006 compared to $11.8 million for the same period last year. Sequentially, net sales for the fourth quarter of fiscal year 2006 increased 9.2% compared to net sales of $11.6 million for the third quarter of fiscal year 2006.

Total net sales for fiscal year 2006 decreased 1.2% to $45.3 million compared to net sales of $45.9 million in the prior year. Net sales in the U.S. for fiscal year 2006 decreased 10.7% to $34.8 million compared to $39.0 million in fiscal year 2005, while net sales outside the U.S. increased 52% to $10.5 million compared to $6.9 million in fiscal year 2005.

We are pleased with our solid net sales growth in the fourth quarter, while we experienced an increase in net sales (both in the U.S. and internationally) in what we call our commercial markets during fiscal 2006 compared to fiscal 2005. However, this increase was more than offset by decreases in net sales for certain of our specialty markets.

We believe the improvement in net sales, net income and gross profit margin in the fourth quarter is an indication that we have successfully addressed certain factors contributing to the lower net sales and gross profit margins experienced in the first six months of 2006. Specifically, we have identified and corrected a number of the issues impacting our manufacturing lead times and manufacturing efficiencies. Longer-term we believe that these improvements will make Optical Cable more efficient and will create value for the Company’s shareholders.

Gross profit margin or gross profit as a percentage of net sales increased to 37.6% for the fourth quarter of 2006 compared to 35.9% for the same period last year. Gross profit margin for the quarter improved compared to gross profit margins of 33.4%, 30.3% and 34.3% respectively for the first three quarters of fiscal year 2006.

Gross profit margin decreased to 34% for fiscal year 2006 compared to 38.9% for the fiscal year 2005. A number of factors contributed to the decrease in gross profit margin during fiscal year 2006 compared to fiscal year 2005 including, among others, increased sales of lower margin products and a temporary decrease in manufacturing efficiency related to the ongoing implementation of our new ERP system — particularly during the first half of fiscal year 2006.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix.

SG&A expenses for the fourth quarter of fiscal year 2006 decreased 6.9% to $3.7 million compared to $4 million for the comparable period last year. SG&A expenses as a percentage of net sales were 29.2% in the fourth quarter of 2006 compared to 33.6% in the fourth quarter of fiscal year 2005. SG&A expenses decreased 7.0% to $14.9 million in fiscal year 2006 compared to $16 million in fiscal year 2005. SG&A expenses as a percentage of net sales were 32.9% in fiscal year 2006 compared to 34.9% in fiscal year 2005.

The net decrease in SG&A expenses during fiscal year 2006 compared to fiscal year 2005 was due to a reduction of certain expenses throughout the year including, among others, employee compensation, marketing expenses, travel and entertainment costs and product qualification and certification fees. The largest element of the net decrease in SG&A expenses was decreases in incentive-based compensation costs due to the fact that the financial results during fiscal year 2006 were less favorable than planned — particularly during the first half of the year.

On September 25, 2006, we closed on revolving credit facilities with Valley Bank and terminated our former credit facility with Wachovia. The new credit facilities provide a working capital line of credit with availability of up to $5 million, a machinery and equipment line of credit with availability of an additional $2 million and a real estate term loan, which provides another $6.5 million in availability — for total available credit of up to $13.5 million. Note though that the working capital line of credit is subject to certain coverage ratios that can affect availability under that line.

These new credit facilities provide us with an aggregate increased amount of available credit and lowers our interest rate on any borrowings.

And with that, I will turn you back over to Neil for some closing remarks.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. Your management team and your Board of Directors are, and always have been, fiercely committed first and foremost to increasing shareholder value. Specifically, we focus on building long-term value rather than generating short-term returns. And while certain factors may result in fluctuations in certain individual quarters, we believe that we’re taking the necessary steps to position Optical Cable for long-term success and value creation.

Fiscal 2006 was a year of transition for Optical Cable, and quite frankly, as we began 2006 — we did not believe that would be the case. After consistently growing earnings each year from $0.04 per share in fiscal year 2002 to $0.20 per share in fiscal year 2006, we believed 2006 would be another year of substantial earnings growth.

But, in the process of building a business for long-term success, disruptions can occur. Optical Cable experienced this during the first half of fiscal 2006, and we saw the results of those disruptions in our financial results.

We continue to believe that the investments we have made — and continue to make — to improve our facilities, processes, systems and capabilities will enhance our plant efficiency, our customer service and the scalability of our business. And, we believe that our improvements will support sustainable long-term revenue and earnings growth and will create significant value for Optical Cable Corporation’s shareholders.

The changes necessary to position Optical Cable for long-term success have not been easy — and our work will continue in 2007 as we take further steps to implement the key elements of our strategic plan, a plan that includes: leveraging our core product and service strengths in specific targeted market segments and niches, particularly well-suited — particularly those well-suited for our fiber-optic cable products — including harsh environment applications; pursuing alliance opportunities designed to preserve and expand channels to market and potentially provide expanded product offerings — in particular, focusing on our ability to address the evolving marketplace and meet customers’ increasing requests for a solutions-based approach; also, delivering exceptional products and service and making systematic improvements designed to further enhance our products and customer service, as well as facilitate new product development; and finally, making investments in our infrastructure designed to improve the scalability of our business and processes necessary for future growth.

We remain confident that we have the right strategies in place, and we believe the results of the fourth quarter demonstrate that we are successfully executing on our strategic plan. During 2007 we expect that we will continue the work that we have begun, executing the key elements of our plan. We expect to make further improvements to our facilities, processes and systems and capabilities. And we expect to complete certain of the projects that we have begun — including the implementation of our new ERP system. We will continue to work to control SG&A expenses — as we have successfully done in the past. And we will continue to focus on growing sales in our commercial markets and in targeted specialty markets where our products are particularly well-suited.

We believe results will likely vary from quarter to quarter during fiscal year 2007 due to market fluctuations in the markets in which Optical Cable operates, anticipated and unanticipated fluctuations in product mix, the timing of specific projects and certain budgetary cycles of our customers.

Certain of our targeted specialty markets are particularly susceptible to such fluctuations. In the event sales dip below certain levels — for example, $11 million in any quarter — gross profit margins (and of course net income) would likely suffer in part due to cost of goods sold being spread over fewer sales dollars. However, despite any fluctuations in the results on a quarterly basis, for 2007 we expect to return to our pre-2006 pattern of growing earnings year-over-year. And while like many companies Optical Cable does not give specific earnings guidance, I will say that we expect the annual net income results for fiscal year 2007 to exceed the results of not only fiscal 2006, but also fiscal 2005.

Within a growing fiber-optics cable industry, Optical Cable is well positioned as an established leader with a strong reputation for product and service excellence, a strong market position and a broad product offering which includes designs and constructions uniquely suited for harsh environment applications and military deployments. We look forward to leveraging our market position and unique capabilities in the months and years ahead to create value for our shareholders.

Now we are happy to answer as many of your questions as we can. We will first take calls from our analysts and fund investors, and as time permits, we will address questions submitted in advance of today’s conference call by our individual investors.

Andrew, could you please indicate the instructions for the participants to call or have the operator do so please?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). [Kevin Wenck], [Polynous Capital Management].

Kevin Wenck - Polynous Capital Management - Analyst

Good morning Neil and Tracy. Congratulations on the good quarter.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you. Luke is here, too.

Kevin Wenck - Polynous Capital Management - Analyst

Oh hi, Luke. How are you?

Luke Huybrechts - Optical Cable Corporation - SVP, Operations

Just fine. Thank you.

Kevin Wenck - Polynous Capital Management - Analyst

A couple of questions. You had mentioned that some of the systems issues that had affected earlier in 2006 had gotten a lot better by the fourth quarter. How much incremental volume do you think ended up being shipped in the fourth quarter above what you might call organic product demand in the fourth quarter because of systems issues being better?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I think that — well, I don’t think — I would prefer not to comment specifically on the volume. What I will say is what we experienced in the first half of the year was an increase in lead times and a reduction in customer service as we began the rollout of the ERP system. And what was essentially happening is, as we rolled out that system onto the production floor, which included new tracking for product movement throughout the plant, we had to pull apart and put back together again processes that had been done over the years manually. And during that process, there was an education — education was needed of our personnel, and there were other unforeseen issues that created those problems.

And so we saw lower volumes in the first half of the year, and second half of the year what we saw were higher volumes. Part of it allowed us to service that volume because of the improvements. Part of it was that I think the last half of the year was stronger for our industry. I mean we have seen some general improvements, and you have probably been reading about them in some of the industry news releases.

I would point out that a lot of the growth that is being talked about is not so much the enterprise market per se, but the fiber to the home initiatives, which, as you know, OCC does not participate in as actively as many of the other fiber-optic cable companies.

Kevin Wenck - Polynous Capital Management - Analyst

The gross margin performance, as you know, was quite good, but if you could give us more color on how much of it was product mix and — because I know you mentioned on the call that commercial is typically somewhat lower gross margin. But within commercial, how much was better product mix, because I would assume that you had better gross margin product mix within commercial to have that gross margin, and how much of it was better absorption of overall fixed expenses?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I think that there is also a third factor, Kevin, and that is the efficiencies in moving product to the floor in the throughput. It is going to be hard for me to break down that specific data.

As you know, we’re still completing the — well, we finished what I think is the most difficult phase of our ERP implementation. We’re still implementing portions of that system that are to provide us with more details on that information. So part of it is it is difficult for us to gather that information, quite frankly.

But what I will say is we had improved efficiency out on the floor, and I think that was a substantial contributor. What did not seem to be the case in the quarter and what was interesting is typically there is a lot of product variation and also, as you pointed out, market segment variation. And it seemed to be more related to efficiency than it did product mix in the fourth quarter, and that is what we were very pleased about. We did not have — sometimes we will have very large projects that are focused on specialty opportunities, and those tend to be — require more work and also tend to come with higher margins. Those typically fall in the specialty markets, but can also fall into the commercial markets. And, in this case we really did not see a lot of that in the fourth quarter, and again that is the reason why we were so pleased with the results.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. Just one follow-up on that.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Kevin, can I make one more comment? I think what is also important, though, is part of that throughput efficiency is, as sales get to a certain level, we become more and more efficient, and what we have been doing is putting capabilities in for us to handle greater volume. And what the fourth quarter also demonstrates and which is important not to lose is, as soon as you get to you know a certain level in sales, we have more and more dollars dropping to the bottom line, and we have talked about that before and where we have been. Before what we have been doing is trying to make sure that we built those capabilities, and that has taken a lot of work and also been focusing on the marketing necessary to ensure that we’re going to get those sales in. And that can be difficult at times because so much of our business, quite frankly, is related to projects and some of these specialty markets that are subject to significant fluctuations.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. That is helpful. Just as one follow-up to the increased operating efficiencies, I know there’s going to be mix changes both on the product side and between commercial and specialties over time in the future. But, if you looked at your operations now versus what they were a year or two ago, how much better do you think you can do on the gross margin side because of the projects that you have implemented in the last year that give you increased efficiencies? Is it 1 to 2%, or is it possibly 2 to 3% better on the gross margin side from just better systems, better operating procedures and so forth?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Just, at this point, Kevin, we don’t have enough experience for me to intelligently comment on that. Part of the reason why we started this process of putting in an ERP system was not only because we wanted to gain those efficiencies, but also because it was simply necessary in order for the Company to be sustainable and for the Company to be scalable, and to service the markets that we have targeted.

So I don’t have an ROI calculation to say, because we have implemented ERP, this is the additional return we have had. I think over time we will be able to measure that on a more precise basis.

But what we have seen is, in certain instances as we have implemented ERP, it has created more work and some inefficiencies in the number of steps that are necessary to process orders on the floor. But, at the same time, it has provided more data to allow us in planning more quickly, as well as uncovered opportunities for us to cut costs where they were not as necessarily visible before. And so there are several factors that are involved in the ERP implementation that net improved efficiency, but it is going to be hard for me to quantify that.

I’m trying to answer your question, but I cannot answer it in terms of the percentages that we have seen improvements in gross profit margin, which is really what you have asked.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. Well, thanks for your comments, and I will get back in queue to see if anybody else has questions.

Operator

(OPERATOR INSTRUCTIONS). [Russ Silvestri, Skiritai.]

Russ Silvestri - Skiritai - Analyst

Hello, can you hear me? A couple of questions. What was the depreciation and also the cash flow for the quarter?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I’m going to have Tracy look that up, and she can give you that information on the call. It also will be disclosed in our 10-K that is going to be filed most likely on Monday, no later than Monday.

Tracy Smith - Optical Cable Corporation - CFO

Depreciation for the year was approximately $1.4 million, and we had — I assume you’re talking about operating cash flows. We had cash used in operating activities for the year of approximately $58,000.

Russ Silvestri - Skiritai - Analyst

Okay. So that is where you are including your CapEx for the year?

Tracy Smith - Optical Cable Corporation - CFO

No — capital expenditures — the cash used in investing activities was approximately $3.6 million.

Russ Silvestri - Skiritai - Analyst

Okay. Thank you. And then I was just curious going back to the other gentleman’s question, is there a range that you can talk about? I know you probably don’t want to be nailed down to a specific number, but a range of improvement, is it something where you’re looking for 2 to 3% or 4 to 5?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

What is interesting about our business is it is very difficult for me to speak to that. I think other companies can do that more readily because — one, because systems. But also even if they had the systems to track that, what you also have in our business in particular is a lot of customized work, a lot of specialty project work, a lot of product mix issues, and so it is difficult for us to separate the influences on a quarter to quarter basis of what is driving that before the fact and certainly to say how much of that is related to ERP.

I would expect that we would get some gain, and the fourth quarter may be indicative of some of that gain. You know, maybe it is 1% or 2% or 3%. I don’t think that it is more than that, but I cannot promise you or even speak specifically as to whether that is the amount of gain we have experienced. So I don’t — I mean I’m trying to give you enough description, but I cannot — I just don’t have the figures that can give you a more precise answer than that.

Russ Silvestri - Skiritai - Analyst

Yes, I understand the top line makes a difference in terms of the gross margin.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Absolutely. And what I’m trying to point out is that makes a difference in our business a lot more than it does in our competitor’s business or more specifically a lot more than what the portions of our competitor’s business that are visible. Because the enterprise fiber-optic cable business for the enterprise space is buried in the fiber to the home and other disclosures that they make about what they are seeing in fiber optics generally.

Russ Silvestri - Skiritai - Analyst

Okay. How much benefit did you receive in the quarter from foreign currency?

Tracy Smith - Optical Cable Corporation - CFO

That is just very insignificant typically to our financial results.

Russ Silvestri - Skiritai - Analyst

Okay. What made the international so strong this quarter?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I think a lot of it was some work that our VP of International Sales has been doing to recruit some additional talent. We have made some changes in the sales structure for international sales, and that has begun to pay off.

Russ Silvestri - Skiritai - Analyst

In terms of penetration on the international side, is it just minuscule at this point in time or —?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I mean about 25% of our sales are international. I think that if you look at the total enterprise fiber-optic cable space, depending on which survey you look at or industry report you look at, people will typically say that the U.S. is about half the market, and the rest of the world is the other half of the market. You know, and depending upon which report you look at, some of that may be — is changing over time.

So we don’t have a significant penetration internationally as other companies, and each of the regions internationally poses its own unique challenges. In certain areas of the world, you have a lot of local competitors. Where we are able to do very well internationally in particular is focusing on those markets where we can — we have a unique value proposition because of the features and benefits of the products we produce.

Russ Silvestri - Skiritai - Analyst

Is there one country in particular where that exists more so dramatically than others?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

No, no, we have sales in the Far East and in Europe and in Latin America, pretty much all over the world.

Russ Silvestri - Skiritai - Analyst

A couple of other questions here. How much money did you actually spend in the quarter in your ERP deployment?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Have we specifically —?

Tracy Smith - Optical Cable Corporation - CFO

We do not have that specifically broken out.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Can you hold on for a second?

Russ Silvestri - Skiritai - Analyst

I mean is it $0.01 of earnings or —?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well no, most of it is capitalized as part of a deployment. That is something that will start to be depreciated in the future. So I don’t see that as a significant cost that is going to be saved because we are not going to be spending it. I also think that as it is amortized over its useful life that it should not be a material — have too much of a material impact on earnings either. So I don’t think that overall as long as we are performing according to our strategic plan that is going to make much of a difference.

Russ Silvestri - Skiritai - Analyst

And then just in terms of when you look at investments and the like for the business at the board level I guess, what kind of hurdle rate or what kind of return rate are you guys looking for as you invest in the business?

Neil Wilkin - Optical Cable Corporation—Chairman, President & CEO

Well, we specifically have not disclosed that, and I think that is something I would prefer not to disclose. What I would say is we have projects that fall into the category of initiatives where we need to look at a specific hurdle rate. Obviously we do a weighted average cost of capital and look at other companies similarly situated as to what we believe an appropriate hurdle rate is, try to get at least that, maybe a little bit above that. There’s other projects that fall into the category that they are necessary as part of building the business. And so we won’t do the same sort of hurdle rate analysis that we will do for other projects. And so it depends.

Russ Silvestri - Skiritai - Analyst

And any last thing with Essex, what is going on with those guys at all? Have there been any more communications, or is there anything else with Superior Essex in terms of — they had an offer still above today’s stock price? Any other — more communication there?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

We have not — I don’t think there’s anything more to be said about that at the moment. I think that, as I have said before, I think the Superior Essex offer came at a time when our earnings were particularly low, and I think, as we execute our strategic plan, there is a substantial amount of shareholder value to be created above what they were offering, and that is really what is driving the board’s decision to not engage in a conversation with Superior Essex at this time.

Russ Silvestri - Skiritai - Analyst

Last question. In terms of, you know, you have some real estate there that somebody might perceive as being excess, any movement there to maximize the return on your assets?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

We have talked about it, and it is something that we would look at. At this point we like having that available real estate. It is all part of one major parcel we have right here near the Roanoke airport. It provides an opportunity for future expansion, but we’re always looking for the best use for all of our assets, including the real estate. And so there is nothing that I expect to happen in the short-term with respect to trying to lease that out or sell that off. Rather we are holding it for potential expansion at this point.

Russ Silvestri - Skiritai - Analyst

There is one last thing. What was the capacity utilization after the quarter?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Well, the calculation that we will put into the annual report says that we are at about 60% capacity. Because that capacity calculation is based on equipment usage and the number of hours we’re running the factory. Things that would need to change if we were to fully utilize that is we probably would need to increase our personnel, which would include some training, and what we have also seen is we might need some additional warehouse space. But I would separate that additional warehouse space from machine capacity. And so machine capacity - 60% is our estimate.

Operator

(OPERATOR INSTRUCTIONS). [Kevin Wenck, Polynous Capital Management.]

Kevin Wenck - Polynous Capital Management - Analyst

Hi, Neil. What is a rough CapEx budget for ‘07 at this point?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Hold on for just one second.

Kevin Wenck - Polynous Capital Management - Analyst

Including systems spending?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Kevin, what we budgeted right now is about $3 million, and what an ongoing CapEx would be or a maintenance level of CapEx would probably be around 1.5 to 2.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. And then the connector business, if you could give us any update on what is going on with that? And just, looking at your — the financial statements that you have put in the press release, it did not look like there was any additional investment in the quarter into that. But maybe you could add comments on that, too.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

We have made some additional investments in the start-up connector company, and in the annual report, we will disclose more specifics. The investment as of the end of Q4 totaled about 2. — what, Tracy?

Tracy Smith - Optical Cable Corporation - CFO

About $2.2 million.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

$2.2 million as of October 31.

Kevin Wenck - Polynous Capital Management - Analyst

And anything you feel comfortable mentioning on the call in terms of what their progress is and developing their business?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

I prefer not to mention too much. What I would say is we continued — I mean the reason why we got into that opportunity was because Optical Cable felt it was necessary to preserve multiple channels to market. We continue to work with a number of different connector companies and will continue to do so, so long as that makes sense. And so this was an opportunity for us in a consolidating industry to ensure that we had additional paths to market and that over the long-term we were not cut off. I think some connector companies might interpret it as us being competitive with them, and at this point that really has not been the case. This is again just an opportunity for us to service our customers better through another option. And so, we continue to work with a number of different connector companies and expect that to continue to be the case.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. If you achieve the ‘07 operating plan that you have at this point, how much more absolute dollars would incentive comp be in SG&A than it was in ‘06?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Than it was in ‘06? In ‘06 I cannot give you those specifics, Kevin, and I would prefer not to. We’re still in the process of drafting our proxy, and I prefer not to try to answer what can be a rather involved question.

What I can tell you is in 2006 incentive compensation for the senior staff was zero. In 2005 incentive compensation for the senior staff was above target.

Kevin Wenck - Polynous Capital Management - Analyst

Here is one reason I’m asking the question. From Q1 this past or in ‘06 to Q4, SG&A in absolute dollars was flat, which looks like you are scaling SG&A or leveraging SG&A very well, and as the business scales, you should get additional leverage there.

But what I don’t know is, if you achieve operating plans in ‘07 and incentive comp gets put back in SG&A, how much of that will offset the overall leveraging of SG&A? So part of the question is, how much does SG&A need to grow to support additional sales over time?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Right. And I think that there is a couple of components to that. One is sales commissions and part of it is also incentive comp, and because incentive comp was zero except for non-senior management in which there were certain incentives set-aside for non-senior staff essentially, production plant personnel and others for the results of the fourth quarter, SG&A would have to be higher in 2007 if we’re hitting our targets.

The way the compensation committee has structured the incentive calculations is such that it is a pay-as-you-go system, and so we accrue during any one quarter amounts related to incentive compensation relative to those results. So there will be some growth. But what I would also say is the results we achieved in the fourth quarter were not dependent on the fact that we did not pay incentive comp. That lack of incentive comp accrual is something that impacted earlier in the year as well. I don’t have a specific figure to give you.

Kevin Wenck - Polynous Capital Management - Analyst

It is pretty notable on a $3 million sales increase in Q1 to Q4 SG&A is flat. So I was just wondering on each $1 million of sales from here per quarter, other than the roughly 5% of sales commissions that I think from memory that was roughly about right. But, I feel like I am taking up too much time, but thanks for your comments.

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

No, I understand what you are saying. I’m just not prepared to answer that question as a percentage, and I don’t think we have even disclosed what percentage sales comp has been as part of sales. But, clearly you dig into our financial statements in a fair amount of detail, and that is a good thing.

There will be an increase in SG&A expenses in the event that we are meeting our goals. But what the shareholders should expect to see is that that is a pay-as-you-go system where the incentive is for increased performance.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. Well, congratulations on the good quarter.

Operator

Thank you. There appear to be no further questions on the phone lines at this time. I would now like to turn the floor back over to Andrew Siegel.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thanks, Tony. Neil, we have a few questions submitted in advance of the call today by individual shareholders. We will start with a question from [Paul Benesch] who first says, “Congratulations on an excellent quarter.” He said, “It certainly demonstrates the fine work you and your management team have done during a challenging time.” He has a multipart question. First, he wants to know, was this the best quarter in terms of EPS since you took over as CEO in 2001? He then asks if you are taking additional steps to increase interest in Optical Cable in the investment community and the general public? And finally, he asks about your outlook for the market for fiber and your products in 2007 and asks whether you are seeing an increase in capital spending by your customers?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. The first part of the question we did talk already on the conference call I believe that on a quarterly basis the results we saw in the fourth quarter of 2006 were the best since we have seen since the quarterly performance in 2001. So the answer to that is, the first part of the question is yes, and I think that answers that question.

With respect to what we’re doing to increase the interest in shareholders, we continue to — we will continue this next year to participate in conferences, in investor conferences that make sense for us to participate in, to make sure that we’re getting the word out. I think that that is another area where we can do some additional work, and we’re continuing to do that.

The last part of the question, Andrew, was what?

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

He asks about your outlook on the market for fiber and your products, and also whether you’re seeing an increase in capital spending by your customers?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Right. The latter part of calendar — well, the latter part of our fiscal year 2006, it looked like the market was increasing and OCC participated in that. As I said before, I’m pleased that on the commercial side, even though we saw an overall decrease in 2006, our commercial market was quite strong, and we saw fairly significant growth in that area.

What we also have seen in 2007 in the latter part of — calendar 2006 and early 2007 — what we’re seeing in the industry and in conversations that I’m having with the industry analysts and other players in the industry and customers in the industry is that there was a little bit of a slowdown.

I don’t think that that is something that is indicative of what the results are going to be for the full-year 2007. In fact, we’re starting to see activity that we believe in for the second quarter and beyond already, which indicates that the slowdown in the first quarter is not indicative of the year. Generally the market analysts are saying that they expect multimode fiber optic cable growth to be somewhere in the neighborhood of 5 to 7% on a compounded annual basis for the next three, four, five years.

And so I think that there continues to be real opportunity for growth over that period of time. Obviously the economy seems to be slowing a little bit in 2007, and we have yet to determine how that is going to affect us. Although at this point, as I indicated, we believe that our financial results will be what we saw in 2005, which, of course, was higher than what we saw in 2006.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Thanks. The final question on today’s call comes from Michael Andreas in Henderson, Nevada. He asks specifically about your statement in the press release that certain targeted specialty markets continue to remain challenging. He asks if you can elaborate on what specialty markets remain challenging and what the factors are affecting them? And he also asks if you can identify what segments are the strongest and discuss the factors contributing to that strength?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. I would prefer not to comment on specific market segments in too much detail. I think that it is fairly common knowledge that sales on the military side have been softer, and a lot of our competitors have participated in those markets, and other people have participated in those markets relative to data communication has seen — has experienced the exact same thing we experienced in 2006. Those sorts of changes are really budgetary cycles and really relate to what the government is deciding they are spending on different programs and are outside of our control.

Mostly what impacts the changes in the specialty markets, at least what we’re seeing, is really projects, and that can be based on how well that particular market segment is doing and how well that industry is doing. But, to a large extent, it is based on what investments they are making in IT at the time. And those investments in IT don’t always follow what is actually happening in that industry at the time.

So sometimes the industry as an industry that we’re targeting is moving up, and there won’t be too much IT spending. Other times, it may be low or stagnant and IT spending is high. And so it is hard to get a leading indicator based on how those specific industries are doing.

Our sales people really focus on making sure that all the decision-makers in that chain in any market segment that we’re targeting understand the value proposition that Optical Cable brings to the table, and we have been very successful in getting our products used in those market segments specifically because the features and benefits of our products are such that they are better than our competitors. We really believe that. We have had numerous examples where our customers in particular harsh environments have decided to use a competitor’s product and quickly found out that it was not suitable for their purpose and quickly came back to us. And that is what OCC is known for, and that is what we’re going to continue to do well.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Well, that concludes today’s call. Do you have any closing remarks?

Neil Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Andrew. Only I wanted to thank everyone for participating in the call. I appreciate you joining and your interest in Optical Cable. And, thank you for your support of the Company and your interest.

Operator

Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.